Exhibit 99.1
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON SCHEDULE
To the Stockholders of INX Inc.
In connection with our audits of the consolidated financial statements of INX Inc. (formerly I-Sector Corporation) and subsidiaries referred to in our report dated March 13, 2006, except for the restatement discussed in Note 16 to the consolidated financial statements as to which the date is August 14, 2006, which is included in the Company’s 2005 Form 10-K/A, we have also audited Schedule II for the years ended December 31, 2003, 2004 and 2005. In our opinion, this schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
/s/ GRANT THORNTON LLP

Houston, Texas
March 13, 2006